                            EXCHANGE AGREEMENT

           THIS EXCHANGE AGREEMENT (the "Agreement") dated October 18, 1995 among Command Credit Corporation, a New York Corporation (the "Company"), Jetlease/Finance Corporation, a Florida corporation ("Jetlease") and Fidelity Holding Corp. ("Fidelity"), a Florida corporation .

          WHEREAS, the Company desires to acquire 100% ownership of the common stock of Fidelity Holding Corp. ("Fidelity"), a Florida corporation and a wholly owned subsidiary of Jetlease.

          WHEREAS, the Company wishes provide consideration to Jetlease for the purchase of the common stock of Fidelity through the issuance of its Common Stock

          NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and intended to be legally bound, the parties hereby agree as follows:

ARTICLE 1      THE CLOSING

Section 1.1    Date and Place of Closing

     The closing date shall be October 18, 1995 at 1:00 P.M. at the offices of Jetlease located at: 100 Cypress Creek Road, Suite 820, Fort Lauderdale, Florida 33309 (the "Closing").

Section 1.2    Transfer of Fidelity Shares

     At the Closing, Jetlease shall transfer one hundred percent (100%) of the issued and outstanding shares of Fidelity. Jetlease shall issue and deliver to the Company a stock certificate or certificates in definitive form, registered in the name of the Company, evidencing the shares being acquired by it under this Agreement

Section 1.3    Promissory Notes

     At the Closing Jetlease shall deliver to the Company two promissory notes, payable to the order of Fidelity, with Jetlease as Maker, each dated October 18, 1995, in the amounts of Six Million Dollars ($6,000,000) and Four

Million Dollars ($4,000,000) bearing interest at Twelve Percent (12%) for a term of two years. Each promissory shall state that interest is payable directly to the Company.

Section 1.4    Security Agreements

     The promissory notes delivered pursuant to Section 1.3 above, shall be secured with a first chattel mortgage upon two aircraft (the "Aircraft") each valued in excess of the promissory note which they shall secure. Such Security Agreements shall be executed by Jetlease at the Closing.


Section 1.5    Aircraft Appraisal

     Jetlease shall provide the Company at the Closing with appraisals for each Aircraft securing the promissory notes referenced in Section 1.3. Such appraisals shall show that the fair market value of said aircraft to be at least equal to the value of the promissory note that it is securing. The appraiser conducting such appraisal shall be independent and utilize those appraisal methods commonly used within the aircraft financing and leasing industry.

Section 1.6    Aircraft Insurance

     Jetlease shall provide the Company with a Certificate of Insurance providing:

(a) Limits of insurance for damage or loss of aircraft shall be no less than the amount of the promissory note which the aircraft is securing.

(b)  The Company shall be named as a Loss Payee under the policy.

Section 1.7 Representations and Warranties

      The representations and warranties of the Company, Jetlease and Fidelity as specifically set forth in Articles 3 and 4 of this Agreement shall be true and correct on and as of the Closing Date.


ARTICLE 2.     THE EXCHANGE

Section 2.1    Reverse Split

     The Company agrees to reverse split its Common Stock at the rate of One Hundred Fifty to One (150 to 1) no later than ten (10) days following the Closing Date of this Agreement.

Section 2.2    Audit

     Jetlease shall provide the Company with audited financial statements of Fidelity as of the Closing Date. Such audit shall meet those requirements as provided in Regulation S-X (17 CFR Part 210) and Form 8-K under the Securities Exchange Act of 1934. Such audit shall additionally confirm:

     (a)  that Fidelity is the holder of the promissory notes referenced in
Section 1.3 of the Agreement and such notes are secured with perfected security interests as referenced in Section 1.4 of the Agreement.

     (b) that the Aircraft referenced in Section 1.5 shall have been appraised to equal a value of at least $10,000,000.

     (c) the Fidelity shall have no other assets or liabilities other than the promissory notes referenced above.


     (d) the common stock of Fidelity has been issued in the name of Jetlease who is the sole and 100% holder of all the issued and outstanding common stock of Fidelity.

Section 2.3    The Exchange.

     (a) Within three (3) days from the date of the Company's reverse stock split referenced in Section 2.1, but not before completion, by Jetlease, of the audit of Fidelity, as set forth in Section 2.2, and the compliance with the additional conditions as set forth in Article 1 of this Agreement, Jetlease shall receive Four Million (4,000,000) shares of the Company's Common Stock (the "Shares"), which represents a twenty percent discount from the market price of the Company's common stock, following the reverse split referenced in
Section 2.1 of this Agreement. The Company shall issue and deliver to Jetlease a stock certificate or certificates in definitive form, in the name of Jetlease, evidencing the shares being acquired by it under this Agreement.

     (b) Jetlease acknowledges that these Shares are not registered under the Securities Act of 1933 (the "Act") and will be issued under a transactional exemption from registration, Section 4(2) of the Act.

     (c) These Shares shall have a legend restricting transfer except upon registration of the shares under the Act, or upon some exemption from registration that may be available under the Act.

ARTICLE 3.     REPRESENTATION AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Jetlease as of the date hereof and as of the Closing Date as follows:

Section 3.1  Corporation Standing.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has all requisite corporate power and authority to own and lease its properties and assets and to conduct its business as it is now conducted, and is qualified as a foreign corporation in every jurisdiction in which the failure to so qualify would have material adverse effect on its business.

Section 3.2  Authorization.

     (a) The Company has the corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly authorized and approved by all necessary corporate action. This Agreement constitutes a legal, valid and binding agreement of the Company enforcement against it in accordance with its terms except that (i) the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affection the enforcement of the rights and remedies of creditors: and (ii) the availability of equitable remedies may be limited by equitable principles.


     (b) Neither the execution, delivery or performance of this Agreement by the Company nor, the consummation of the transactions contemplated hereby (i) constitutes a violation of or default under (either immediately upon notice, lapse of time, or both) (A) the Articles of Incorporation or Bylaws of the Company, (B) and provision of any contract, agreement or other document to which the Company or its asset may be bound, or (C) any provision of law, judgment or order applicable to the Company; or (ii) will or could result in the creation or imposition of any lien, encumbrance or security interest upon the assets of the Company.

     (c) Other than as may be required pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Act"), the securities or blue sky laws of the various states, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority or any other person is necessary for the consummation of the transactions by the Company contemplated by this Agreement.

Section 3.3  Registration Statement.

     The Company shall use its best efforts to file a shelf registration statement under Section 230.415 of the regulations promulgated under the Act for the maximum number of shares available for registration under this section of the Act

     As of the date of the filing of a registration statement and as of the date such registration statement is declared effective by the SEC, such registration statement will not contain any untrue statement of material fact or omitted or will omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Section 3.4  The Shares.

     The Shares, when acquired in accordance with the terms of this Agreement, will be duly issued, fully paid and nonassessable.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF JETLEASE AND FIDELITY HOLDING CORP.

     Jetlease and Fidelity represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 4.1  Corporate Standing.

     Jetlease and Fidelity, are corporations duly organized, validly existing and in good standing under the laws of the State of Florida. Jetlease and Fidelity have all requisite corporate power and authority to own and lease their properties and assets to conduct on its business as it is now conducted, and are qualified as a foreign corporation in every jurisdiction in which the failure to so qualify would have a material adverse effect on its business.


Section 4.2  Authorization.

     (a) Jetlease and Fidelity have the corporate power and authority to enter into and perform their obligations under this Agreement. This shall include the obligation to transfer ownership of Fidelity by transferring One Hundred percent (100%) of Fidelity's Common Stock to the Company as stated in this Agreement. The execution, delivery and performance of this Agreement by Jetlease and Fidelity have been duly authorized and approved by all necessary corporate action. This Agreement constitutes a legal, valid and binding agreement of Jetlease and Fidelity, enforceable against it in accordance with its terms except that (i) the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affection the enforcement of the rights and remedies of creditors: and (ii) the availability of equitable remedies may be limited by equitable principles.

     (b) Neither the execution, delivery or performance of this Agreement by Jetlease and Fidelity, nor the consummation of the transactions contemplated hereby (i) constitutes a violation of or default under (either immediately upon notice, lapse of time, or both) (A) the Articles of Incorporation or Bylaws of either corporation, (B) and provision of any contract, agreement or other document to which either corporation or its assets may be bound, or (C) any provision of law, judgment or order applicable to either corporation; or (ii) will or could result in the creation or imposition of any lien, encumbrance or security interest upon the assets of Jetlease or Fidelity.

Section 4.3  Title to Aircraft.

     Jetlease is the sole and unconditional owner of the Aircraft. There are no restrictions on the transfer or use of any Aircraft utilized or listed under the terms of this Agreement. Each of the Aircraft under this Agreement are in good working order, and are free of any defects which might impair their usefulness. There are no material dangerous conditions with respect to any of the Aircraft utilized or listed under the terms of this Agreement. The Aircraft comply with all FAA regulations and meet all governmental standards regarding noise and fuel pollution, and all other government regulations and standards regarding said Aircraft. In the event the Aircraft fail to comply with any governmental regulations and or standards, Jetlease warrants that it shall take whatever steps are necessary to bring the Aircraft into compliance.

Section 4.4  Aircraft Value

     (a) Jetlease shall guarantee the value of the Aircraft for a period of one (1) year from the date of this Agreement. Should the Aircraft, for any reason, fall below the audited value listed as collateral for this Agreement, Jetlease shall, upon approval of the Company, substitute the Aircraft with one of value equal to the collateral intended in this Agreement, or supplement the property with additional collateral equaling the amount to be secured pursuant to the Security Agreements.

     (b) The Aircraft have been duly registered with the FAA in the Oklahoma City, Oklahoma under the serial number and registration number as is set forth the Promissory Notes and Security Agreement that are attached to this Agreement.

Section 4.5  Validity of Contracts.

     Jetlease nor Fidelity are not in default under any contract or security agreement, nor has nay event occurred which, through the passage of time, or the giving of notice of both, would constitute a default hereunder or would cause the acceleration of any obligation of Jetlease or Fidelity.

Section 4.6  Insurance.

     The Aircraft utilized and listed under the terms of this Agreement are insured under various policies of general liability and other forms of insurance, all of which are listed on Schedule 4.6 attached hereto. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time, or both, would constitute a default thereunder. All premiums to date have been paid in full. Jetlease and Fidelity have not been refused any insurance, nor has its coverage been limited, beyond the normal scope of policy limitations, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five (5) years. All Aircraft under the terms of this Agreement are insured for their value and all insurance premiums have been paid. At any time upon request from the Company, Jetlease shall furnish proof of insurance within ten
(10) days demonstrating compliance with this section.

Section 4.7  Disclosure of Information

     Jetlease acknowledges that it has received, read, understands and is familiar with:

     (a) the Company's Annual Report (Form 10-K) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1995;

     (b) Quarterly Reports (Form 10-Q) filed with the Securities and Exchange Commission for the quarters ended September 30, 1994, December

31, 1994, March 31, 1995, and September 30, 1995 and;

     (c) Jetlease further acknowledges that, except as set forth in such reports made available to the undersigned by the Company, no representations or warranties have been made to the undersigned, or to the undersigned's advisors by the Company, or by any person acting on behalf of the Company, with respect to the offer or sale of the Shares and/or the economic, tax or any other aspects or consequences of a purchase of the Shares and/or the investment made thereby. Further, the undersigned has not relied upon any information concerning the Company, written or oral, other than that contained in the aforementioned reports.

     (d) Jetlease hereby acknowledges that Jetlease has had an opportunity to ask questions of, and receive answers from persons acting on behalf of the Company to verify the accuracy and completeness of the information set forth in such reports prior to sale and Jetlease hereby acknowledges that Jetlease has not requested the Company to provide any additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information made available.

     (e) Jetlease must bear the economic risk of its investment in the Company for an indefinite period of time since the Shares have not been registered for sale under the Act and, therefore, cannot be sold or otherwise transferred unless either it is subsequently registered under the Act or an exemption from such registration is available, and the Shares cannot be sold or otherwise transferred unless they are registered under applicable state securities or blue sky laws or an exemption from such registration is available.

     (f)Jetlease has not been furnished any offering literature other than the documents attached as appendices thereto and other materials that the Company may have provided as contemplated in this Agreement or at the request of Jetlease; and the Jetlease has relied only on the information contained in this Agreement and such exhibits and the information furnished or made available to Jetlease by the Company as described in Section 4.7 above.

     (g) The undersigned has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of investment in the Company and of making an informed investment decision.

     (h) Except as otherwise indicated herein, the undersigned is the sole party in interest as to its investment in the Company, and it is acquiring the

Common Stock solely for investment for Jetlease's own account and has no present agreement, understanding or arrangement to subdivide, sell, assign, transfer or otherwise dispose of all or any part of the Shares subscribed for to any other person.

ARTICLE 5 VOTING TRUST and STOCK PRICE GUARANTEE

Section 5.1  Establishment of Voting Trust

     The Shares issued pursuant to Section 2.3 shall be subject to a Voting Trust Agreement (the "Trust") wherein William G. Lucas shall be appointed the sole trustee who shall hold complete voting control over the Shares until such Voting Trust shall be terminated. Such Trust shall be attached to this

Agreement as Exhibit 5.1.

Section 5.2  Price Guarantee

     (a) During the one year period following the Closing Date (the "Guarantee Period"), should the per share price of the Common Stock of the Company, (as quoted on the OTC Bulletin Board, the Nasdaq SmallCap Market or such other market on which the Company's Common Stock is traded ), as calculated by taking the average closing bid price for any consecutive thirty (30) period, during the Guarantee Period(hereinafter called the "Market Price"), be less than $3.50 per share (hereinafter called the "Guaranteed Price"), then upon written demand from Jetlease (the "Demand"), the Company shall issue additional shares to Jetlease upon the following calculation:

          (i) Calculate the difference between the Guarantee Price and the Market Price (hereinafter called the "Guarantee Differential")

          (ii) Calculate the product of multiplying the Guarantee Differential by the number of Shares held by Jetlease on the date of Demand (the "Guarantee Value")

          (iii) The Company shall thereafter, within twenty (20) days of the Demand, issue to Jetlease an additional number of shares calculated by dividing the Guarantee Value by the Market Price (hereinafter called the "Guarantee Shares").

     (b) The Demand referenced above shall be served upon the Company in writing providing the specific thirty (30) period that Jetlease is referencing in calculating a Market Price that falls below the Guarantee Price.

     (c) Jetlease acknowledges that the Guarantee Shares shall be issued with the same restrictions to transfer as set forth in Section 2.3(b) and (c) of this Agreement.

ARTICLE 6 TERMINATION, WAIVER, AMENDMENT

Section 6.1  Termination or Abandonment.

     Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and abandoned by the Company at any time up to the time of closing, if, by that date, any of the conditions set forth in Article 1 shall not have been satisfied or waived.

     In the event of termination of this Agreement by the Company pursuant to this section of the Agreement, there shall be no other liability on the part of the Company or Jetlease to any other party hereto; provided, however, that nothing herein shall affect the right of any party to seek and obtain damages and/or equitable remedies (including, without limitation, specific performance) for any intentional misrepresentation or breach of warranty or covenant by any other party hereto.

ARTICLE 7 MISCELLANEOUS

Section 7.1  Expenses.

     Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby, whether or not such actions shall be consummated. The Company shall pay a consulting fee under separate agreement to Euro-American Corporation Consulting, Inc., following the consummation of this transaction.

Section 7.2  Entire Agreement.

     This Agreement sets forth all of the promises, covenants, agreements, conditions and understandings between the parties and this Agreement supersedes all prior and contemporaneous agreements, expressed or implied, oral or written, except as herein contained. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

Section 7.3  Governing Law.

     This Agreement shall be construed in accordance with the laws of the

State of Florida and any proceeding arising between the parties in any manner pertaining or related to this Agreement shall, to the extent permitted by law, be held in the State of Florida and in the County of Broward, as proper venue.

Section 7.4  Notice.

     All notices, requests, demands or other communications hereunder shall be deemed to have been fully given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, and addressed as set forth:


          Company:       Command Credit Corporation
                         100 Garden City Plaza
                         Garden City, New York  11530
                         Attention: William Lucas, President

          Jetlease:      Jetlease/Finance Corporation
                         100 Cypress Creek Road
                         Suite 820
                         Fort Lauderdale, Florida  33309
                         Attention: President

Section 7.5  Further Assurances.


     The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry our the intent and purposes of this Agreement.

Section 7.6  Successors and Assigns.

     This Agreement shall be binding upon the parties hereto, their heirs, successors, assigns and administrators.

Section 7.7  Prevailing Party

     Any party hereto is required to engage in litigation against any other party hereto, in order to enforce or defend any rights under this Agreement and such litigation results in a final judgement in favor of such party (the "Prevailing Party"), then the party or parties against whom said final judgement is obtained shall reimburse the Prevailing Party for all costs and expenses incurred in the litigation to include attorney's fees, paralegal fees, court costs and other expenses to include trials, re-trials and appeals.

Section 7.8  Bulk Sales.

     The parties to this Agreement shall comply with all laws, local ordinances and provisions of the Uniform Commercial Code as they pertain to bulk sales.

     IN WITNESS WHEREOF, the Company and Jetlease have executed this Agreement as of the date appearing below.

                                   Command Credit Corporation


Date: October 18, 1995             By:  /s/ William G. Lucas
                                        ----------------------------
                                        William G. Lucas
                                        President and
                                        Chief Executive Officer


                                   Jetlease/Finance Corporation


Date: October 18, 1995              By: /s/ David LaCroix
                                        ----------------------------
                                        David LaCroix
                                        President



                                   Fidelity Holding Corp.

Date: October 18, 1995             By: /s/ David LaCroix
                                       -----------------------------
                                       David LaCroix
                                       President

                            SECURITY AGREEMENT
                            (Chattel Mortgage)

THIS AGREEMENT, made the 18th day of October, 1995, under the laws of the State of Florida between JETLEASE/FINANCE CORP., (hereinafter called the "Debtor"), whose business address is 100 West Cypress Creek Road, Suite 820, Fort Lauderdale, Florida 33309 and Fidelity Holding Corp., (hereinafter called the "Secured Party").

                               WITNESSETH:

To secure the payment of an indebtedness in the amount of Six Million Dollars ($6,000,000.00), with interest, payable as follows:

     A Promissory Note in the amount of $6,000,000.00 payable as follows:

     (A) Interest only of One percent (1%) of the principal amount payable per month for a term of twenty-four (24) months and due ninety (90) days from the date of this Promissory Note. Thereafter, interest payments shall be due and payable monthly.

     (B)  The principal amount of $6,00,000.00 payable in full in twenty-four
(24) months from the date of this Promissory Note as evidenced by the Note. Debtor hereby grants and conveys to the Secured Party as a security interest in and mortgages to the Secured Party:

     (a) The property described in the schedule herein (hereinafter called the collateral), which collateral the Debtor represents, will be used primarily in business.

               DEBTOR WARRANTS, COVENANTS AND AGREES AS FOLLOWS:

To pay and perform all of the obligations secured by this Agreement according to their terms.

To defend the title of the collateral against all persons and against claims and demands, whatsoever, which collateral, except for the security interest granted hereby, is lawfully owned by the Debtor and is now free and clear of any and all liens, security interest, claims, charges, encumbrances, taxes and assessments except as may be set forth in the schedule.

On demand of the Secured Party to do the following: furnish further assurances of title, execute any written agreement or do any other acts necessary to effectuate the purposes and provisions of this Agreement, execute any instrument or statement required by law or otherwise in order to perfect, continue or terminate the security interest of the Secured Party in the collateral and pay all costs of filing in connection therewith. In addition, see attached Agreement as to Records and Financial Inspection.

To retain title and ownership of the collateral during the existence of this Agreement, not to sell, exchange, assign, loan, deliver, lease, mortgage or otherwise dispose of same without the written consent of the Secured Party.


To keep the collateral free and clear of all liens, charges, encumbrances, taxes and assessments, except those that are subordinate to the secured interest granted herein.

To keep the collateral in good repair and condition in accordance with industry standards and FAA regulations.

To keep the collateral fully insured against loss by fire, theft and other casualties, Debtor shall give immediate written notice to the Secured Party and to insurers of loss of damage to the collateral and shall promptly file proofs of loss with insurers and shall list secured party as such on the policy which covers the collateral and name secured party as loss payee, and to provide proof of said insurance to the Company within ten (10) days of such request.

                        THE PARTIES FURTHER AGREE:

Waiver of or acquiescence in any default by the Debtor, or failure of the Secured Party to insist upon strict performance by the Debtor or any warranties or agreements in this Security Agreement, shall not constitute a waiver of any subsequent or other default or failure.

Notices to either party shall be in writing and shall be delivered via certified mail return receipt requested and addressed to the party at the address set forth in this Agreement or as otherwise directed in writing.

The Uniform Commercial Code shall govern the rights, duties and remedies of the parties and any provisions herein declared invalid under any law shall not invalidate any other provisions of this Agreement. The following shall constitute a default by Debtor: Failure to pay the principal or any installment of principal or of interest on the indebtedness or any notes prior to the respective default dates. Failure by Debtor to comply with or perform any provision of this Agreement or secured by the Agreement. False or misleading representations or warranties made or given by Debtor in connection with this Agreement. Subjection of the collateral to levy of execution or other judicial process. Commencement of any insolvency proceeding by or against the Debtor. Any material reduction in the value of the collateral other than in the ordinary course of business or any act of the Debtor which imperils the prospect of full performance or satisfaction of the Debtor's obligation herein.

Upon any default of the Debtor and at the option of the Secured Party, subject to the grace period or curative periods and notice requirements set forth in the Promissory Note or related documents, the obligations secured by this Agreement shall immediately become due and payable in full without notice or demand and the Secured party shall have all rights, remedies and privileges with respect to repossession, retention or sale of the collateral and disposition of the proceeds as are accorded by the applicable sections of the Uniform Commercial Code respecting Default.

Upon any default and upon reasonable demand, Debtor shall assemble the collateral and make it available to the Secured Party at the place and at the time designated in the demand in Florida.


Upon any default, the Secured Party's reasonable attorneys' fees and the legal and other expenses for pursuing, searching for receiving, taking, keeping, storing, advertising, and/or selling the collateral shall be chargeable to the Debtor.

The Debtor shall remain liable for any deficiency that may result from a sale of the collateral and shall pay any such deficiency forthwith on demand.

If the Debtor shall default in the performance of any of the provisions of this Agreement on the Debtor's part to be performed, Secured Party may perform same for the Debtor's account and any moneys expended in so doing shall be chargeable to the Debtor and added to the indebtedness secured hereby.

The Secured Party agrees to execute such documents as are required to substantiate its secured interest pursuant to paragraph (B) above and further agrees to execute such appropriate document releasing such collateral and Debtor from such indebtedness immediately upon repayment in full as described herein.

The Secured Party hereby grants the Debtor the right to sell the collateral listed on Schedule A, so long as the Debtor substitutes collateral of similar type, specifically a jet aircraft, and of equal value. The Debtor shall provide the Secured Party with an independent aircraft appraisal as evidence of the new collateral's value. The Debtor represents and warrants that those warranties and covenants provided upon the initial collateral shall be reaffirmed upon the new and substituted collateral.

The terms, warranties and agreements herein contained shall bind and inure to the benefit of the respective parties hereto, and their respective legal representatives, successors and assigns.

The gender and number used in this Agreement are used as a reference term only and shall apply with the same effect whether the parties are of the masculine or feminine gender, corporate or other form and the singular shall likewise include the plural.

This Agreement may not be changed orally.

IN WITNESS WHEREOF, the Parties have respectively signed and sealed these presents the day and year first above written.

                                   DEBTOR
                                   JETLEASE/FINANCE CORP.

                                   By:    /s/ David LaCroix
                                   Name:  David LaCroix

                                   Title: President


                                   SECURED PARTY:
                                   Fidelity Holding Corp.


                                   By:    /s/ David LaCroix
                                   Name:  David LaCroix

                                   Title: President

                                 Schedule

                       Describe Items of Collateral


Items                                        Location

1974 Boeing 727-200F S/N 20875 N227JL        Miami, FL

                              SECURITY AGREEMENT
                              (Chattel Mortgage)

THIS AGREEMENT, made the 18th day of October, 1995, under the laws of the State of Florida between JETLEASE/FINANCE CORP., (hereinafter called the "Debtor"), whose business address is 100 West Cypress Creek Road, Suite 820, Fort Lauderdale, Florida 33309 and Fidelity Holding Corp., (hereinafter called the "Secured Party").

                                  WITNESSETH:

To secure the payment of an indebtedness in the amount of Four Million Dollars ($4,000,000.00), with interest, payable as follows:

     A Promissory Note in the amount of $4,000,000.00 payable as follows:

     (A) Interest only of One percent (1%) of the principal amount payable per month for a term of twenty-four (24) months and due ninety (90) days from the date of this Promissory Note. Thereafter, interest payments shall be due and payable monthly.

     (B)  The principal amount of $4,00,000.00 payable in full in twenty-four
(24) months from the date of this Promissory Note as evidenced by the Note. Debtor hereby grants and conveys to the Secured Party as a security interest in and mortgages to the Secured Party:

          (a) The property described in the schedule herein (hereinafter called the collateral), which collateral the Debtor represents, will be used primarily in business.

               DEBTOR WARRANTS, COVENANTS AND AGREES AS FOLLOWS:

To pay and perform all of the obligations secured by this Agreement according to their terms.

To defend the title of the collateral against all persons and against claims and demands, whatsoever, which collateral, except for the security interest granted hereby, is lawfully owned by the Debtor and is now free and clear of any and all liens, security interest, claims, charges, encumbrances, taxes and assessments except as may be set forth in the schedule.

On demand of the Secured Party to do the following: furnish further assurances of title, execute any written agreement or do any other acts necessary to effectuate the purposes and provisions of this Agreement, execute any instrument or statement required by law or otherwise in order to perfect, continue or terminate the security interest of the Secured Party in the collateral and pay all costs of filing in connection therewith. In addition, see attached Agreement as to Records and Financial Inspection.

To retain title and ownership of the collateral during the existence of this

Agreement, not to sell, exchange, assign, loan, deliver, lease, mortgage or otherwise dispose of same without the written consent of the Secured Party.

To keep the collateral free and clear of all liens, charges, encumbrances, taxes and assessments, except those that are subordinate to the secured interest granted herein.

To keep the collateral in good repair and condition in accordance with industry standards and FAA regulations.

To keep the collateral fully insured against loss by fire, theft and other casualties, Debtor shall give immediate written notice to the Secured Party and to insurers of loss of damage to the collateral and shall promptly file proofs of loss with insurers and shall list secured party as such on the policy which covers the collateral and name secured party as loss payee, and to provide proof of said insurance to the Company within ten (10) days of such request.

                          THE PARTIES FURTHER AGREE:

Waiver of or acquiescence in any default by the Debtor, or failure of the Secured Party to insist upon strict performance by the Debtor or any warranties or agreements in this Security Agreement, shall not constitute a waiver of any subsequent or other default or failure.

Notices to either party shall be in writing and shall be delivered via certified mail return receipt requested and addressed to the party at the address set forth in this Agreement or as otherwise directed in writing.

The Uniform Commercial Code shall govern the rights, duties and remedies of the parties and any provisions herein declared invalid under any law shall not invalidate any other provisions of this Agreement. The following shall constitute a default by Debtor: Failure to pay the principal or any installment of principal or of interest on the indebtedness or any notes prior to the respective default dates. Failure by Debtor to comply with or perform any provision of this Agreement or secured by the Agreement. False or misleading representations or warranties made or given by Debtor in connection with this Agreement. Subjection of the collateral to levy of execution or other judicial process. Commencement of any insolvency proceeding by or against the Debtor. Any material reduction in the value of the collateral other than in the ordinary course of business or any act of the Debtor which imperils the prospect of full performance or satisfaction of the Debtor's obligation herein.

Upon any default of the Debtor and at the option of the Secured Party, subject to the grace period or curative periods and notice requirements set forth in the Promissory Note or related documents, the obligations secured by this Agreement shall immediately become due and payable in full without notice or demand and the Secured party shall have all rights, remedies and privileges with respect to repossession, retention or sale of the collateral and disposition of the proceeds as are accorded by the applicable sections of the Uniform Commercial Code respecting Default.

Upon any default and upon reasonable demand, Debtor shall assemble the collateral and make it available to the Secured Party at the place and at the time designated in the demand in Florida.

Upon any default, the Secured Party's reasonable attorneys' fees and the legal and other expenses for pursuing, searching for receiving, taking, keeping, storing, advertising, and/or selling the collateral shall be chargeable to the Debtor.

The Debtor shall remain liable for any deficiency that may result from a sale of the collateral and shall pay any such deficiency forthwith on demand.

If the Debtor shall default in the performance of any of the provisions of this Agreement on the Debtor's part to be performed, Secured Party may perform same for the Debtor's account and any moneys expended in so doing shall be chargeable to the Debtor and added to the indebtedness secured hereby.

The Secured Party agrees to execute such documents as are required to substantiate its secured interest pursuant to paragraph (B) above and further agrees to execute such appropriate document releasing such collateral and Debtor from such indebtedness immediately upon repayment in full as described herein.

The Secured Party hereby grants the Debtor the right to sell the collateral listed on Schedule A, so long as the Debtor substitutes collateral of similar type, specifically a jet aircraft, and of equal value. The Debtor shall provide the Secured Party with an independent aircraft appraisal as evidence of the new collateral's value. The Debtor represents and warrants that those warranties and covenants provided upon the initial collateral shall be reaffirmed upon the new and substituted collateral.

The terms, warranties and agreements herein contained shall bind and inure to the benefit of the respective parties hereto, and their respective legal representatives, successors and assigns.

The gender and number used in this Agreement are used as a reference term only and shall apply with the same effect whether the parties are of the masculine or feminine gender, corporate or other form and the singular shall likewise include the plural.

This Agreement may not be changed orally.

IN WITNESS WHEREOF, the Parties have respectively signed and sealed these presents the day and year first above written.

                                   DEBTOR
                                   JETLEASE/FINANCE CORP.

                                   By:    /s/ David LaCroix
                                          --------------------
                                   Name:  David Lacroix

                                   Title: President



                                   SECURED PARTY:
                                   Fidelity Holding Corp.

                                   By:    /s/ David LaCroix
                                          --------------------
                                   Name:  David LaCroix

                                   Title: President

                                 Schedule

                       Describe Items of Collateral


Items                                        Location

1971 Boeing 727-100 S/N 20513 N327JL         Miami, FL

                              PROMISSORY NOTE

$6,000,000.00                           Broward County, Florida
                                        October 18, 1995

FOR VALUE RECEIVED JETLEASE/FINANCE CORP. (the "Maker"), promises to pay to the order of Fidelity Holding Corp. the principal sum of Six Million Dollars ($6,000,000.00) plus interest at the rate of 12% per annum payable in lawful money of the United States of America as follows:

     (A) Interest only of 1% of the principal amount payable monthly for a term of twenty-four (24) months with first payment due ninety (90) days from the date of this Promissory Note. Thereafter, interest payments shall be due and payable monthly.

     (B)  The Principal amount of $6,000,000.00 payable in full in twenty-four
(24) months from the date of this Promissory Note.

The Makers hereof shall have the right to repay this Note in whole or in part at any time without penalty.

This Note shall not be assumable without the prior written consent of Payee, consent of which shall not be unreasonably withheld.

This Note shall be secured by collateral as provided by the Security Agreement dated October 18, 1995 (the "Security Agreement"). The Maker may substitute collateral under the terms and conditions set forth in the Security Agreement.

All payments apply first to accrued interest, if any, and the remainder, if any, to reduction of principal.

All payments shall be made to: Command Credit Corp. located at 100 Garden City Plaza, Garden City, New York 11530.

Upon the transfer of stock to the Maker under the terms of the Exchange Agreement dated October 18, 1995, the obligations of the Maker under this Note shall be unconditional and absolute, and the Maker waives any and all defenses and any and all rights to offset, deduct or withhold any payments or charges due under this Note for any reason whatsoever.

Payer is hereby granted a fifteen (15) day grace period. Following said grace period, the Payee shall provide the Maker written notice via certified mail, return receipt requested, that should the late payment of principal and/or interest on this Note not be cured within fifteen (15) days following the expiration of the grace period, then the Maker shall be deemed to have committed an "Event of Default".

Following an Event of Default, this Note shall continue to accrue interest at the rate of 12% per annum. Upon an Event of Default, the holder may, at its option, declare that the balance of any principal and all accrued interest owed and unpaid, shall be payable upon demand.


Each maker and endorser severally waives demand, protest and notice of maturity, nonpayment or protest and all requirements necessary to hold each of them liable as makers and endorsers. Each Maker and endorser further agrees, jointly and severely, to pay all costs of collection, including reasonable attorney's fees in case the principal of this Note or any payment on the principal or any interest thereon is not paid at the respective maturity thereof or in case it becomes necessary to protect the security hereof, whether suit be brought or not.

                                        JETLEASE/FINANCE CORP.


                                        By:    /s/ David LaCroix
                                               ---------------------
                                        Name:  David LaCroix

                                        Title: President

                              PROMISSORY NOTE

$4,000,000.00                           Broward County, Florida
                                        October 18, 1995

FOR VALUE RECEIVED JETLEASE/FINANCE CORP. (the "Maker"), promises to pay to the order of Fidelity Holding Corp. the principal sum of Six Million Dollars ($4,000,000.00) plus interest at the rate of 12% per annum payable in lawful money of the United States of America as follows:

     (A) Interest only of 1% of the principal amount payable monthly for a term of twenty-four (24) months with first payment due ninety (90) days from the date of this Promissory Note. Thereafter, interest payments shall be due and payable monthly.

     (B)  The Principal amount of $4,000,000.00 payable in full in twenty-four
(24) months from the date of this Promissory Note.

The Makers hereof shall have the right to repay this Note in whole or in part at any time without penalty.

This Note shall not be assumable without the prior written consent of Payee, consent of which shall not be unreasonably withheld.

This Note shall be secured by collateral as provided by the Security Agreement dated October 18, 1995 (the "Security Agreement"). The Maker may substitute collateral under the terms and conditions set forth in the Security Agreement.

All payments apply first to accrued interest, if any, and the remainder, if any, to reduction of principal.

All payments shall be made to: Command Credit Corp. located at 100 Garden City Plaza, Garden City, New York 11530.

Upon the transfer of stock to the Maker under the terms of the Exchange Agreement dated October 18, 1995, the obligations of the Maker under this Note shall be unconditional and absolute, and the Maker waives any and all defenses and any and all rights to offset, deduct or withhold any payments or charges due under this Note for any reason whatsoever.

Payer is hereby granted a fifteen (15) day grace period. Following said grace period, the Payee shall provide the Maker written notice via certified mail, return receipt requested, that should the late payment of principal and/or interest on this Note not be cured within fifteen (15) days following the expiration of the grace period, then the Maker shall be deemed to have committed an "Event of Default".

Following an Event of Default, this Note shall continue to accrue interest at the rate of 12% per annum. Upon an Event of Default, the holder may, at its option, declare that the balance of any principal and all accrued interest owed and unpaid, shall be payable upon demand.


Each maker and endorser severally waives demand, protest and notice of maturity, nonpayment or protest and all requirements necessary to hold each of them liable as makers and endorsers. Each Maker and endorser further agrees, jointly and severely, to pay all costs of collection, including reasonable attorney's fees in case the principal of this Note or any payment on the principal or any interest thereon is not paid at the respective maturity thereof or in case it becomes necessary to protect the security hereof, whether suit be brought or not.

                                        JETLEASE/FINANCE CORP.

                                        By:    /s/ David LaCroix
                                               -----------------------
                                        Name:  David LaCroix

                                        Title: President

                          VOTING TRUST AGREEMENT

     AGREEMENT dated October 18, 1995 among Jetlease/Finance Corporation, a Florida corporation (the "Shareholder"), William G. Lucas, as Voting Trustee (the "Trustee") and Command Credit Corporation, a New York Corporation (the "Corporation").

                                  WITNESSETH;

     WHEREAS, the Shareholder owns an aggregate of 4,000,000 shares (the "Shares") of Common Stock of the Corporation and deems it in its interest and in the interest of the Corporation to transfer its shares to the Trustee for the purpose of conferring the right to vote thereon, as hereinafter provided; and

     WHEREAS, the Trustee have consented to act under this Agreement for the purposes herein declared;

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. The Shareholder hereby assigns and transfers to the Trustee all right, title and interest in and to its 4,000,000 Shares only for the purpose of conferring the right to vote thereon.

     2. A duplicate of this Agreement shall be filed in the principal office of the Corporation, and this Agreement shall be subject to any rights of inspection authorized by the New York business corporation laws.

     3. The Voting Trustee shall not receive any compensation for their services as Voting Trustee.

     4. Nothing herein contained shall limit or restrict the Voting Trustee from acting, and receiving compensation, as a director, officer, agent, employee or member of any committee of the Corporation or of any enterprise controlled by or affiliated with the Corporation. The Voting Trustee may contract and otherwise deal with the Company or with any enterprise controlled by or affiliated with the Corporation, or may be or become pecuniarily interested in any matter or transaction to which the Corporation or any enterprise controlled by or affiliated with the Corporation may be directly or indirectly concerned, without liability in any way or under any circumstances, as fully as though they were not a party hereto.

     5. The Trustee throughout the term of this Agreement shall have the exclusive right to vote (or to give their written consent in lieu of voting to the extent permitted by law), all the Shares under this Agreement, and are hereby authorized to cast such votes or give such written consent in person or by proxy at or in any and all regular and special meetings, or actions in lieu of meetings, or at or in any and all proceedings, of the Shareholder of the Corporation for whatever purpose called or held. The right of the Trustee to exercise all voting rights of the Shareholder shall include, but not be limited to, the right to vote for the election of directors, and in favor of or against any resolution or proposed action of any character whatsoever, including, without limitation, the mortgaging and pledging of all or substantially all of the property of the Corporation, the transfer or sale of all or substantially all of its property for cash, securities or other property, and the liquidation, dissolution, or merger of the Corporation, or its split-up, reorganization, recapitalization or any other change of corporate structure.

     6. Throughout the term of this Agreement, the Trustee will pay or cause to be paid to or upon the written order of the Shareholder their proportionate amounts of any dividends.

     7. No Trustee shall be required to give any bond or other security for the faithful discharge of his duties, and no Trustee shall incur any liability hereunder, except for his wilful misfeasance.

     8. (a) The term "Trustee" shall apply to the original Trustee named herein and to their respective successors appointed as hereinafter provided.

          (b) The Trustee may at any time resign upon 15 days written notice to the Shareholder, and thereby become relieved of all obligations hereunder, by mailing by registered or certified mail his resignation in writing to the Shareholder and then to the Corporation.

          (c) In the event of the death, resignation or inability to act of the Trustee hereunder, any vacancy so occurring shall be filled by the appointment of a successor Trustee by the Corporation. All such appointments shall be made by written instrument mailed by registered or certified mail to the Shareholder

          (d) Every successor Trustee so appointed shall deliver to the Corporation a written instrument stating that he accepts such appointment, and from the time of delivery of such instrument, such successor or Trustee shall be deemed to be a Trustee hereunder and to have all the rights and duties of a Trustee hereunder. In the event that a person so appointed shall fail to deliver such an instrument of acceptance within thirty (30) days after receipt by him of written notice of his appointment, he shall be deemed to have refused to act as successor Trustee and the vacancy shall be deemed to continue until filled in accordance with the foregoing provisions.

     9. This Agreement shall remain in effect until the two promissory notes dated October 18, 1995, payable to the order of Fidelity Holding Corp., a Florida corporation ("Fidelity"), in the amounts of $6,000,000 and $4,000,000 respectively, shall be paid in full, including the amount of principal (and accrued interest) owed to Fidelity by the Shareholder under the promissory notes being issued on the date hereof in connection with the Exchange Agreement dated on the date hereof.


     10. This Agreement constitutes the entire agreement of the parties hereto and cannot be changed, amended or terminated orally. If any provision or term of this Agreement shall be deemed to be invalid or unenforceable, the remaining provisions and terms hereof shall not be affected thereby but shall be in full force and effect. This Agreement shall be governed by the laws of the State of New York.

     11. This Agreement shall bind and inure to the benefit of the of the parties hereto and their respective legal representatives, heirs, successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have made and subscribed this agreement as of the day and year first above written.

                                   Jetlease/Finance Corporation


Dated: October 18, 1995            By:  /s/ David LaCroix
                                        ----------------------------
                                        David LaCroix
                                        President

                                   William G. Lucas, as Trustee


Dated: October 18, 1995            By:  /s/ William G. Lucas
                                        ----------------------------
                                        William G. Lucas

                                   Command Credit Corporation


Dated: October 18, 1995            By:  /s/ William G. Lucas
                                        ----------------------------
                                        William G. Lucas
                                        President